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                          [PARSON & BROWN LETTERHEAD]




                                 (212) 551-9800

                                November 6, 1996


Falcon Drilling Company, Inc.
1900 West Loop South
Suite 1800
Houston, Texas  77027

Re:      Registration Statement on Form S-3
         ----------------------------------

Dear Sirs:

         As general counsel to Falcon Drilling Company, Inc., a Delaware corporation (the "Company"), we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of a maximum of 8,050,000 shares (including 1,050,000 shares subject to an underwriters' over-allotment option) of its Common Stock, par value $.01 per share (the "Shares"). We are also familiar with the registration statement on Form S-3 to be filed on or about November 6, 1996 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, covering the Shares. We have examined such records of the Company, certificates of public officials and such other documents and such questions of law as we have deemed necessary as a basis of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name under the caption "Legal Matters" in the Prospectus , and to the incorporation by reference of this opinion and consent into any registration statement filed by the Company pursuant to Rule 462(b) with respect to the same offering.

                                        Very truly yours,



                                        PARSON & BROWN